Exhibit 99.2

FTAC Olympus Acquisition Corp. Announces Completion of $750,000,000 Initial Public Offering

PHILADELPHIA, PA, August 28, 2020 (GLOBE NEWSWIRE) – FTAC Olympus Acquisition Corp. (NASDAQ:FTOCU) (the “Company”), a blank-check company led by Betsy Z. Cohen as Chairman of the Board and Ryan M. Gilbert as President and Chief Executive Officer formed for the purpose of acquiring or merging with one or more technology and financial services technology companies, today completed its initial public offering of 75,000,000 units at a price of $10.00 per unit for gross proceeds to the Company of $750,000,000. The Company's units began trading on August 26, 2020 on the Nasdaq Capital Market under the symbol "FTOCU". Each unit issued in the offering consists of one Class A ordinary share of the Company and one-third of one warrant, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “FTOC” and “FTOCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. served as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 11,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on August 25, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 800-831-9146; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Amanda Abrams
amanda@ftspac.com
(215) 701-9693